Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155

FIRST FINANCIAL BANKSHARES ANNOUNCES

THIRD QUARTER EARNINGS RESULTS

ABILENE, Texas, October 20, 2011 – First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the third quarter of 2011 of $18.09 million, up 11.5 percent compared with earnings of $16.23 million in the same quarter last year. Basic earnings per share were $0.58 for the third quarter of 2011 compared with $0.52 in the same quarter a year ago. Last year’s third-quarter results included net proceeds after tax of $1.30 million from the expropriation of company-owned property in Southlake, Texas, by the Texas Department of Transportation. Excluding this extraordinary item, net income for the third quarter of 2010 would have been $14.93 million, or $0.48 per share.

Net interest income for the third quarter of 2011 increased 13.0 percent to $38.3 million compared with $33.9 million in 2010. The net interest margin, on a taxable equivalent basis, was 4.62 percent compared with 4.67 percent in the same quarter last year and 4.69 percent in the second quarter of this year.

The provision for loan losses was $1.35 million in the third quarter of 2011 compared with $1.99 million in the same quarter last year and $1.92 million in the second quarter of this year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.60 percent at September 30, 2011, compared with 1.58 percent at June 30, 2011, and 1.45 percent at September 30, 2010.

Noninterest income in the third quarter of 2011 was $13.91 million compared with $12.93 million in the same quarter a year ago. Trust fees increased to $3.27 million in the third quarter of 2011 compared with $2.71 million in the same quarter last year. Service charges on deposit accounts decreased to $4.48 million during the third quarter of 2011 compared with $5.10 million for the same quarter a year ago, due primarily to decreased customer use of overdraft services. ATM and credit card fees increased to $3.54 million during the third quarter of 2011 from $2.92 million in the third quarter last year.

Noninterest expense increased in the third quarter of 2011 to $26.32 million from $24.71 million in the same quarter last year. The increase noted in the third quarter of 2011 compared to the same period in 2010 was primarily from additional expenses related to our Huntsville acquisition which was effective November 1, 2010. The Company’s efficiency ratio in the third quarter of 2011 was 47.48 percent compared with 47.92 percent in the same quarter last year.

For the first nine months of 2011, net income increased 15.31 percent to $50.90 million from $44.14 million a year ago. Basic earnings per share rose to $1.62 in the first nine months of 2011 from $1.41 in the same period last year. Net interest income increased 13.79 percent to $113.81 million in the first nine months of 2011 from $100.02 million a year ago. The provision for loan losses totaled $5.40 million compared with $6.97 million in the first nine months of the previous year. Noninterest income was $38.65 million in the first nine months of 2011 compared with $36.61 million a year ago. Noninterest expense rose to $78.37 million in the first nine months of 2011 compared with $72.00 million last year primarily as a result of our Huntsville acquisition.

As of September 30, 2011, consolidated assets for the Company totaled $3.94 billion compared with $3.45 billion a year ago. Loans grew 12.43 percent and totaled $1.73 billion at quarter end compared with loans of $1.54 billion a year ago. Total deposits were $3.19 billion as of September 30, 2011, a 16.36 percent growth over $2.74 billion a year earlier. Shareholders’ equity rose to $499.20 million as of September 30, 2011, compared with $450.93 million the prior year.

“We are pleased to report another successful quarter of growth in loans and deposits and net income, despite the continued uncertainty about the national economy and increased federal regulation of the banking industry,” said F. Scott Dueser, Chairman, President and CEO. “Until we see a clear pattern of sustained economic improvement, we will continue to take a cautious stance financially, while at the same time pursuing growth in all of our business lines and remaining alert to new acquisition opportunities.”

About First Financial Bankshares

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates 11 separately chartered banks with 52 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger, Cisco and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado, Midlothian and Crowley; First Financial Bank, Hereford; First Financial Bank, Huntsville; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset Management Company, N.A., with seven locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com and follow us on Twitter at http://www.twitter.com/First_Financial.

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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except share and per share data)

	September 30,
	2011	2010
ASSETS:
Cash and due from banks	$127,174	$91,492
Interest-bearing deposits in banks	170,538	231,532
Fed funds sold	3,580	6,135
Investment securities	1,732,919	1,421,402
Loans	1,728,832	1,537,708
Allowance for loan losses	(34,301)	(30,013)

Net loans	1,694,531	1,507,695
Premises and equipment	73,443	67,387
Goodwill	71,864	62,112
Other intangible assets	342	578
Other assets	61,012	59,150

Total assets	$3,935,403	$3,447,483

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$1,020,953	$781,228
Interest-bearing deposits	2,165,653	1,957,417

Total deposits	3,186,606	2,738,645
Short-term borrowings	180,790	178,097
Other liabilities	68,808	79,810
Shareholders’ equity	499,199	450,931

Total liabilities and shareholders’ equity	$3,935,403	$3,447,483

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
INCOME STATEMENTS
Interest income	$40,164	$37,259	$120,132	$110,658
Interest expense	1,854	3,345	6,320	10,641

Net interest income	38,310	33,914	113,812	100,017
Provision for loan losses	1,354	1,988	5,405	6,971

Net interest income after provision for loan losses	36,956	31,926	108,407	93,046
Noninterest income	13,911	12,926	38,646	36,608
Noninterest expense	26,320	24,706	78,367	71,995

Net income before income taxes & extraordinary items	24,547	20,146	68,686	57,659
Income tax expense	6,460	5,213	17,784	14,811

Net income before extraordinary items	18,087	14,933	50,902	42,848
Extraordinary item - expropriation of property, net of income tax	—	1,296	—	1,296

Net income	$18,087	$16,229	$50,902	$44,144

PER COMMON SHARE DATA
Net income before extraordinary item-basic	$0.58	$0.48	$1.62	$1.37
Net income before extraordinary item-diluted	0.57	0.48	1.62	1.37
Net income - basic	0.58	0.52	1.62	1.41
Net income - diluted	0.57	0.52	1.62	1.41
Cash dividends	0.24	0.23	0.71	0.68
Book value			15.87	14.42
Market value			26.16	31.33
Shares outstanding - end of period	31,452,283	31,278,228	31,452,283	31,278,228
Average outstanding shares - basic	31,451,687	31,274,853	31,440,178	31,266,387
Average outstanding shares - diluted	31,481,092	31,281,734	31,488,129	31,295,903

PERFORMANCE RATIOS
Return on average assets	1.87%	1.91%	1.79%	1.77%
Return on average equity	14.79	14.62	14.65	13.78
Net interest margin (tax equivalent)	4.62	4.67	4.68	4.68
Efficiency ratio	47.48	47.92	48.39	49.12

FIRST FINANCIAL BANKSHARES, INC.

SELECTED FINANCIAL DATA (UNAUDITED)

(In thousands)

	Quarter Ended
	2011			2010
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$33,406	$32,501	$31,106	$30,013	$28,954
Loans charged off	(722)	(1,396)	(1,010)	(1,240)	(1,178)
Loan recoveries	263	377	278	341	249

Net charge-offs	(459)	(1,019)	(732)	(899)	(929)
Provision for loan losses	1,354	1,924	2,127	1,992	1,988

Balance at end of period	$34,301	$33,406	$32,501	$31,106	$30,013

Allowance for loan losses / period-end loans	1.98%	1.94%	1.93%	1.84%	1.95%
Allowance for loan losses / nonperforming loans	194.3	179.6	210.6	176.3	211.7
Net charge-offs / average loans (annualized)	0.11	0.24	0.18	0.22	0.24

NONPERFORMING ASSETS
Nonaccrual loans	$17,598	$18,599	$15,411	$15,445	$14,110
Accruing loans 90 days past due	52	6	23	2,196	69

Total nonperforming loans	17,650	18,605	15,434	17,641	14,179
Foreclosed assets	10,254	8,778	8,872	8,309	8,217

Total nonperforming assets	$27,904	$27,383	$24,306	$25,950	$22,396

As a % of loans and foreclosed assets	1.60%	1.58%	1.44%	1.53%	1.45%
As a % of end of period total assets	0.71	0.71	0.63	0.69	0.65

CAPITAL RATIOS
Tier 1 Risk-based	17.89%	17.97%	17.60%	17.01%	18.19%
Total Risk-based	19.14	19.22	18.86	18.26	19.45
Tier 1 Leverage	10.45	10.22	10.03	10.28	10.89
Equity to assets	12.68	12.44	11.92	11.70	13.08

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
NONINTEREST INCOME
Gain on securities transactions, net	$67	7	$328	79
Trust fees	3,265	2,706	9,520	7,904
Service charges on deposits	4,482	5,100	13,376	15,252
Real estate mortgage fees	1,056	1,154	2,930	2,571
Net gain (loss) on sale of foreclosed assets	18	313	(1,156)	383
ATM, interchange and credit card fees	3,544	2,915	10,036	8,255
Other noninterest income	1,479	731	3,612	2,164

Total Noninterest Income	$13,911	$12,926	$38,646	$36,608

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$12,790	$11,978	$38,816	$35,657
Profit sharing expense	1,318	1,148	3,535	2,967
Net occupancy expense	1,823	1,654	5,154	4,793
Equipment expense	1,970	1,851	5,792	5,542
Printing, stationery and supplies	443	425	1,359	1,283
ATM and credit card expenses	1,276	985	3,607	2,735
Audit fees	305	246	855	742
Legal, tax and professional fees	947	1,004	3,217	2,758
FDIC Insurance premiums	561	975	2,129	2,953
Correspondent bank service charges	198	192	606	564
Advertising and public relations	1,033	803	2,711	2,288
Amortization of intangible assets	101	151	317	463
Other noninterest expense	3,555	3,294	10,269	9,250

Total Noninterest Expense	$26,320	$24,706	$78,367	$71,995

TAX EQUIVALENT YIELD ADJUSTMENT	$3,209	$2,718	$9,503	$7,953

FIRST FINANCIAL BANKSHARES, INC.

SELECTED FINANCIAL DATA (UNAUDITED)

(In thousands)

	Three Months Ended September 30, 2011
	Average Balance	Tax Equivalent Interest	Yield / Rate

Interest-earning assets:
Fed funds sold	$2,979	$—	—%
Interest-bearing deposits in nonaffiliated banks	159,519	275	0.68%
Taxable securities	1,098,898	9,363	3.41%
Tax exempt securities	574,311	8,447	5.88%
Loans	1,733,316	25,288	5.79%

Total interest-earning assets	3,569,023	43,373	4.82%
Noninterest-earning assets	273,428

Total assets	$3,842,451

Interest-bearing liabilities:
Deposits	$2,138,043	$1,807	0.34%
Fed funds purchased and other short term borrowings	192,866	47	0.10%

Total interest-bearing liabilities	2,330,909	1,854	0.32%

Noninterest-bearing liabilities	1,026,336
Shareholders’ equity	485,206

Total liabilities and shareholders’ equity	$3,842,451

Net interest income and margin (tax equivalent)		$41,519	4.62%

	Nine Months Ended September 30, 2011
	Average Balance	Tax Equivalent Interest	Yield / Rate

Interest-earning assets:
Fed funds sold	$4,498	$—	—%
Interest-bearing deposits in nonaffiliated banks	178,118	960	0.72%
Taxable securities	1,082,780	28,787	3.54%
Tax exempt securities	556,744	25,083	6.01%
Loans	1,703,375	74,805	5.87%

Total interest-earning assets	3,525,515	129,635	4.92%
Noninterest-earning assets	273,804

Total assets	$3,799,319

Interest-bearing liabilities:
Deposits	$2,152,529	$6,170	0.38%
Fed funds purchased and other short term borrowings	191,671	150	0.10%

Total interest-bearing liabilities	2,344,200	6,320	0.36%

Noninterest-bearing liabilities	990,444
Shareholders’ equity	464,675

Total liabilities and shareholders’ equity	$3,799,319

Net interest income and margin (tax equivalent)		$123,315	4.68%